EXHIBIT 4.2

PRIVATE AND CONFIDENTIAL

DO NOT DISTRIBUTE OR DISCLOSE

GENERAL NOTICE

THIS INSTRUMENT AND THE TOKENS ARE NOT BEING OFFERED, SOLD OR ISSUED AND HAVE NOT BEEN REGISTERED OR QUALIFIED IN ANY STATE OR OTHER JURISDICTION IN THE WORLD, WHERE THE OFFER, OR SALE OR ISSUANCE THEREOF IS NOT PERMITTED. THIS INSTRUMENT IS BEING OFFERED, SOLD, AND ISSUED ONLY IN JURISDICTIONS WHERE SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED, INCLUDING PURSUANT TO APPLICABLE EXEMPTIONS THAT LIMIT THE PURCHASERS WHO ARE ELIGIBLE TO PURCHASE THIS INSTRUMENT AND THAT RESTRICT ITS RESALE. NO GOVERNMENTAL AUTHORITY HAS REVIEWED THIS INSTRUMENT OR ANY RELATED DOCUMENTS OR COMMUNICATIONS OR CONFIRMED THE ACCURACY, TRUTHFULNESS, OR COMPLETENESS OF THIS DOCUMENT OR ANY RELATED DOCUMENTS OR COMMUNICATIONS. ANY REPRESENTATION TO THE CONTRARY IS ILLEGAL. YOU ARE REQUIRED TO INFORM YOURSELF ABOUT, AND TO OBSERVE ANY RESTRICTIONS RELATING TO, THIS INSTRUMENT, THE TOKENS, AND ANY RELATED DOCUMENTS AND COMMUNICATIONS IN YOUR JURISDICTION. NEITHER THIS INSTRUMENT NOR THE TOKENS MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER APPLICABLE LAWS.

NOTICE TO RESIDENTS OF THE UNITED STATES

THIS DOCUMENT IS NOT BEING OFFERED OR DISTRIBUTED TO ANY RESIDENT OF, OR ANY PERSON LOCATED OR DOMICILED IN THE UNITED STATES, OTHER THAN TO CERTAIN ACCREDITED INVESTOR AS DEFINED IN RULE 501 UNDER THE U.S. SECURITIES ACT. THE INSTRUMENTS BEING OFFERED HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY U.S. STATES. THE INSTRUMENTS BEING OFFERED ARE RESTRICTED SECURITIES UNDER THE U.S. SECURITIES ACT AND MAY NOT BE OFFERED, SOLD, RESOLD OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR FOR THE ACCOUNT OR BENEFIT OF U.S. PERSONS (AS DEFINED IN RULE 902 OF REGULATION S UNDER THE U.S. SECURITIES ACT) DURING THE APPLICABLE DISTRIBUTION COMPLIANCE PERIOD WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE U.S. SECURITIES ACT. HEDGING TRANSACTIONS WITH REGARD TO THE INSTRUMENTS SHALL ALSO BE PROHIBITED UNLESS IN COMPLIANCE WITH THE U.S. SECURITIES ACT. THIS INSTRUMENT HAS NOT BEEN APPROVED FOR TRADING BY THE U.S. COMMODITY FUTURES TRADING COMMISSION UNDER THE U.S. COMMODITY EXCHANGE ACT OF 1936, AS AMENDED.

NOTICE TO RESIDENTS OF CANADA

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS INSTRUMENT MUST NOT TRADE THE INSTRUMENT BEFORE THE DATE THAT THE ISSUER BECOMES A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY.

ROCKETFUEL BVI LTD.

Pre-Launch Token Sale Agreement [PIPE]

THIS PRE-LAUNCH TOKEN SALE AGREEMENT (this “Agreement”) is made on or about September __, 2022 (the “Agreement Date”), by and between [                        ] (the “Purchaser”) and RocketFuel BVI, Ltd., a British Virgin Islands (“BVI”) business company incorporated under the laws of BVI (the “Company”), in exchange for the payment by the Purchaser of the Purchase Amount (as defined below), subject to the terms and conditions set forth below.

1. Events.

(a) Token Distribution. At the Closing, subject to Sections 1(b) and 1(c), the Company will deliver to the Purchaser the number of Purchaser Tokens set forth on the signature pages hereto, according to the following lockup schedule: one fourth (25%) of the Tokens will be delivered to the Purchaser six months from the Effective Date (as defined below) and the remaining three fourths (75%) will be delivered to the Purchaser ratably in three (3) equal quarterly installments every three (3) months thereafter on the same day of the month as the Effective Date (or if there is no corresponding day, the last day of the month).

In connection with the issuance and delivery of Tokens by the Company to the Purchaser pursuant to this Section 1(a), the Purchaser will execute and deliver to the Company all documents related to the use of the Tokens on the Network (the “Token Documents”) so long as terms of such Token Documents are substantially the same as those published by the Company for general use of the Tokens on the Network (the “Terms of Use”). Such Token Documents will supersede the disclosures, terms and conditions previously provided, made available to or discussed with the Purchaser, if any, except that the Token delivery terms shall be as set forth herein. The Purchaser acknowledges that the Terms of Use are subject to change on an ongoing basis in the sole and absolute discretion of the Company as and to the extent the Company deems necessary or advisable. In addition, the Tokens issued pursuant to this Section 1(a) shall not be issued if (i) the representations and warranties of Token purchasers set forth in the Token Documents are not true with respect to the Purchaser at the time of the Token delivery, or (ii) the Purchaser is otherwise not eligible to receive Tokens under the Token Documents or Terms of Use. In the event the Purchaser is not eligible to receive Tokens under the Token Documents or Terms of Use, the Company will, unless otherwise required by law, pay to the Purchaser (as a general unsecured creditor) an amount equal to (i) the Purchase Amount minus (ii) the product of the Price Per Token multiplied by the number of Tokens already delivered to Purchaser at the time of payment pursuant to this sentence (when calculated, the “Refund Amount”).

(b) Required Withdrawal. The Company shall be authorized to terminate this Agreement and refund the Refund Amount if: (i) the Company’s external legal counsel advises that this Agreement would be or is reasonably likely to be in violation of applicable securities laws or regulations, or (ii) this Agreement causes or would be reasonably likely to cause, extraordinary expense, substantial additional obligations or a material adverse effect on the Company, any of its Affiliates, or other Purchasers. Following the execution of this Agreement, to the extent necessary and required by law, the Company may take additional steps or request reasonable additional information to verify the accuracy of the representations and warranties made in Exhibit A. In the event that the Company, in its sole but reasonable discretion, is unable to reasonably verify the accuracy of such information, the Company shall be authorized to terminate this Agreement and refund the Refund Amount.

(c) Termination. This Agreement will expire and terminate upon the delivery of the Tokens to the Purchaser pursuant to Section 1(a) or the Company’s decision to terminate this Agreement pursuant to Section 1(b). In addition, this Agreement may be terminated by mutual written consent of the parties to this Agreement. Upon termination of this Agreement pursuant to this Section 1(d), unless otherwise the Company and Purchaser negotiate in good faith and mutually agree upon a substitute valid and enforceable resolution or agreement, and unless otherwise required by law, the Company shall within ten (10) days upon the termination of this Agreement pay an amount equal to the Refund Amount in U.S. Dollars to a bank account designated by the Purchaser.

2. Definitions.

“Affiliate” means, with respect to any party, a Person that controls, is controlled by or under common control with such party; where “control” means, with respect to any Person, ownership by another Person of more than 50% of such Person’s voting securities.

“Application” means the primary software application developed by the Company in which the Company intends the Tokens to be used.

“Articles of Association” means the Company’s Memorandum and Articles of Association, dated May 12, as may be amended or restated from time to time.

“Blockchain” means the primary blockchain protocol, whether existing or created by the Company, as designated by the Company in its sole discretion, on which initial generation and transfers of the Tokens are recorded.

“Closing” has the meaning set forth in the SPA.

“Disqualified Jurisdiction” means the United States of America (including its territories), Canada, People’s Republic of China, and any other jurisdiction where the investment, purchase, and/or use of the Tokens is unavailable or unlawful.

“Dissolution Event” means (i) a voluntary termination of operations of the Company on a permanent basis; (ii) a general assignment for the benefit of the Company’s creditors; or (iii) any other liquidation, dissolution or winding up of the Company (excluding a liquidity event), whether voluntary or involuntary.

“Effective Date” means the date of the closing of the offering of Tokens under this Agreement and all other Pre-Launch Token Sale Agreements and the beginning of the applicable distribution compliance period as defined in Rule 902(f) of Regulation S (“Reg S”) under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”).

“Person” means individual or legal entity or person, including a government or political subdivision or an agency or instrumentality thereof.

“Price Per Token” is equal to $0.0001.

“Pre-Launch Token Sale Agreement” means an instrument for the purchase of Tokens, similar in form and content to this Agreement, sold by the Company.

“Purchase Amount” means the number of Tokens purchased by the Purchaser, as indicated on the signature pages hereto, multiplied by the Price per Token.

“Token(s)” means the cryptographic, blockchain-based tokens that are currently referred to as “RKFL” tokens in the Company’s current Token white paper or other Token marketing materials. The term “Tokens” shall not refer to any cryptographic, blockchain-based tokens that the Company determines, in consultation with a nationally recognized U.S. law firm, would otherwise not be treated as securities under U.S. securities laws, but for the fact such tokens have been offered or sold to investors in a capital raising transaction. For example, non-fungible tokens, stablecoins and fixed price tokens would generally not be the type of Tokens covered by this Agreement.

“Token Supply” means the maximum total number of Tokens that could ever be generated on the Network.

3. Currency Treatment. In the event that the Purchase Amount (or any portion thereof) is paid in any currency or property, including digital currencies, other than U.S. dollars, the value of the Purchase Amount or Refund Amount shall, if it is necessary to determine an equivalent amount in U.S. dollars, be deemed to be, at the Company’s election (i) the U.S. dollar equivalent of such currency or property as of the date and time this Agreement is executed by the Company as published on such exchange or exchanges as shall be determined in the sole discretion of the Company, or (ii) the U.S. dollar value, net of any exchange fees or costs, actually received by the Company upon exchange of such currency or property into U.S. dollars (but only if the Company actually converts the Purchase Amount into U.S. dollars as promptly as practicable following the Company’s receipt of the Purchase Amount).

4. Company Representations.

(a) The Company is a BVI business company duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands and has the power to own, lease, and operate its properties and carry on its business as now conducted.

(b) The execution, delivery and performance by the Company of this Agreement is within the power of the Company and has been duly authorized by all necessary actions on the part of the Company. This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(c) The performance and consummation of the transactions contemplated by this Agreement do not and will not: (i) to the knowledge of the Company, violate any material judgment, statute, rule or regulation applicable to the Company; (ii) result in the acceleration of any material indenture or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any lien upon any property, asset or revenue of the Company or the suspension, forfeiture, or nonrenewal of any material permit, license or authorization applicable to the Company, its business or operations.

(d) No consents or approvals are required in connection with the performance of this Agreement, other than: (i) the Company’s corporate approvals; (ii) to the knowledge of the Company, any qualifications or filings under applicable securities laws; and (iii) necessary corporate approvals for the authorization of Tokens to be delivered pursuant to Section 1(a).

5. Purchaser Representations

(a) Purchaser makes the representations and warrants set forth in Exhibit A.

6. Purchaser Covenants

(a) Purchaser shall immediately notify Company (i) if any representation or warranty of Purchaser in this Agreement becomes untrue, or if any change in facts or circumstances renders any representation or warranty materially misleading, or (ii) if any other information, in any form, provided by Purchaser to Company or an affiliate thereof in connection with Purchaser’s proposed investment shall become untrue, or if any change in facts or circumstances renders any representation or warranty materially misleading, in each case prior to Purchaser’s receipt of any Token.

(b) The Purchaser hereby consents to the Company transferring the Purchaser’s personal data to any of its Affiliates for processing and to recipients in countries which do not provide the same level of data protection as the British Virgin Islands. The Company and each of its Affiliates may use the Purchaser’s information for any purpose they determine including, without limitation, for administration, marketing, customer services, crime (including tax evasion) prevention and detection, anti-money laundering, due diligence and verification of identity purposes. The Company and each of its Affiliates may further disclose the Purchaser’s information to any of their respective service providers, agents, relevant custodians or similar third parties for any reason and such persons may keep the Purchaser’s information for any period of time permitted by applicable law. The Purchaser does hereby consent to the Company and any of its Affiliates disclosing any of the Purchaser’s information which they hold to any governmental authority or prosecuting authority for any reason and without notice to the Purchaser. The Purchaser hereby acknowledges and agrees to hold the Company and each of its Affiliates harmless in respect of any disclosure of information by such persons in accordance with this Agreement. For the avoidance of any doubt, the Company and each of its Affiliates shall not be liable to the Purchaser or any other person for any loss, damage or expense incurred directly or indirectly as a result of such disclosure.

(c) Upon request, Purchaser agrees to provide any additional documentation that Company may reasonably request to (i) verify Purchaser is not a “U.S. Person”, or (ii) confirm that Purchaser meets any applicable minimum financial suitability standards, or (iii) ensure compliance with all applicable laws and regulations concerning money laundering and similar activities, including but not limited to any information necessary to verify the identity of Purchaser and the source of any funds used to purchase the interests.

7. Indemnification

Purchaser agrees to indemnify and hold the Company and its Affiliates and each of its or their respective officers, directors, agents, joint venturers, employees and representatives (each, a “Company Party”), harmless from any third-party claim or third-party demand (including reasonable and documented attorneys’ fees and any fines, fees or penalties imposed by any regulatory authority) arising out of or related to Purchaser’s (i) breach of this Agreement, and (ii) gross negligence, fraud or willful misconduct, except where such claim directly results from the gross negligence, fraud or willful misconduct of the Company. The remedies provided in this Section 7 shall be cumulative and shall not preclude the assertion by any Company Party of any other rights or the seeking of any other remedies against the Purchaser. This indemnification shall survive any disposition of the Purchaser’s Tokens.

8. Disclaimer; Limitation of Liability

(a) The Company shall not be liable or responsible to the Purchaser, nor be deemed to have defaulted under or breached this Agreement, in each case, for any failure or delay in fulfilling or performing its obligations under Section 1, if and to the extent that such failure or delay is caused by, or results from, acts beyond the affected party’s reasonable control, including, without limitation: (i) acts of God; (ii) flood, fire, earthquake or explosion; (iii) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, or other civil unrest; (iv) applicable law or regulations; (v) action by any governmental authority; (vi) cyber-attacks, malware attacks, denial of service attacks, consensus-based attacks, Sybil attacks, smurfing, spoofing and similar events; or (vii) technological changes not within the control of the Company (including changes imposed by platforms or networks related to the Tokens and the Network).

(b) THE COMPANY MAKES NO WARRANTY WHATSOEVER WITH RESPECT TO THE TOKENS, INCLUDING, WITHOUT LIMITATION, ANY (i) WARRANTY OF MERCHANTABILITY; (ii) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; WARRANTY OF TITLE; OR (iii) WARRANTY AGAINST INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY; WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE, OR OTHERWISE. EXCEPT AS EXPRESSLY SET FORTH HEREIN, PURCHASER ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY THE COMPANY, OR ANY OTHER PERSON ON THE COMPANY’S BEHALF.

(c) To the fullest extent permitted by applicable law (i) in no event will any Company Party be liable for any indirect, special, incidental, consequential, or exemplary damages of any kind (including, but not limited to, where related to loss of revenue, income or profits, loss of use or data, or damages for business interruption) arising out of or in any way related to this Agreement, the Tokens or the use of the Protocol, regardless of the form of action, whether based in contract, tort or any other legal or equitable claim (even if the party has been advised of the possibility of such damages and regardless of whether such damages were foreseeable); and (ii) in no event will the aggregate liability of the Company Parties, whether in contract, tort or other legal or equitable claim, arising out of or relating to this Agreement, the Tokens or the use of the Protocol exceed the amount the Purchaser pays to the Company hereunder.

9. Assignment.

(a) Subject to Section 9(b), the Purchaser shall not, by operation of law or otherwise, directly or indirectly (and shall not agree to) assign the benefit of this Agreement (in whole or in part) without the prior written consent of the Company. Subject to Section 9(c), the Company shall not, by operation of law or otherwise, directly or indirectly (and shall not agree to) assign this Agreement nor the rights and/or obligations contained herein, without the prior written consent of the Purchaser.

(b) The Purchaser shall be entitled, without the consent of the Company, after having given no less than three (3) business days’ prior written notice to the Company, to assign the benefit of this Agreement (in whole or in part) any Tokens (or economic interest in any Token) or transfer any or all its obligations and liabilities under this Agreement to any other entity that directly or indirectly, controls, is controlled by or is under common control with the Purchaser, including, without limitation, any general partner, managing member, officer or director of the Purchaser, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, the Purchaser (an “Assignee”), provided that the Assignee: (i) undertakes in writing to the Company to be bound by the Purchaser’s obligations and liabilities under this Agreement; (ii) warrants in writing to the Company that each of the Purchaser’s representations set forth in Exhibit A and elsewhere in this Agreement is true, accurate and not misleading as at the date of the assignment or transfer with respect to itself (as if each reference to the Purchaser is construed as a reference to the Assignee); and (iii) delivers such other documents to the Company relating to this Agreement as the Company may reasonably request.

(c) The Company may assign this Agreement in whole, without the consent of the Purchaser, (i) in connection with a reincorporation to change the Company’s domicile or a transfer by way of continuation of the company to another jurisdiction or (ii) to a direct or indirect subsidiary or affiliate of the Company, a Designated Foundation, or a direct or indirect subsidiary or affiliate of a Designated Foundation.

10. Confidentiality

(a) Definition of Confidential Information. “Confidential Information” shall mean any non-public information of a party that includes, without limitation, ideas, processes, computer programs, materials, methods, data, sources of supplies, technology, research, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, forecasts, new product information, unpublished financial information, budgets, business plans, projections, prices, costs, customer lists, and marketing information. Confidential Information shall not include information that: (i) is or subsequently becomes publicly available without Receiving Party’s breach of any obligation owed to Disclosing Party; (ii) was known to Receiving Party prior to Disclosing Party’s disclosure of such information to Receiving Party; (iii) became known to Receiving Party from a source other than Disclosing Party other than by the breach of an obligation of confidentiality owed to Disclosing Party; or (iv) was independently developed by Receiving Party without reference to information disclosed by Disclosing Party, as evidenced by contemporaneous documentation.

(b) Nonuse and Nondisclosure Obligations. The parties acknowledge and agree that in the performance of this Agreement one party (the “Disclosing Party”) may disclose or permit access to Confidential Information (as defined below) to the other party (“Receiving Party”) pursuant to the terms of this Agreement. Confidential Information disclosed under this Agreement shall be held in confidence by the Receiving Party and shall disclose to any third party except to such Receiving Party’s officers, directors, agents, employees, consultants, contractors and professional advisors who need to know the Confidential Information for the purpose of assisting in the performance of this Agreement and who are informed of, and agree to be bound by obligations of confidentiality no less restrictive than those set forth herein, and will protect such Confidential Information from unauthorized use and disclosure. The parties further agree that their obligation to hold Confidential Information in confidence shall begin on the Effective Date of this Agreement and continue for two (2) years after termination of this Agreement. Each party will use the same degree of care to protect the other party’s Confidential Information as it uses to protect its own Confidential Information, but in no event shall such standard be less than reasonable care. The parties further agree that their obligation to hold information in confidence shall apply regardless of whether the Confidential Information is disclosed directly or indirectly, in writing, orally, or visually, that Receiving Party knows or should know is confidential or proprietary. For the avoidance of doubt, the failure of Disclosing Party to mark any Confidential Information as confidential, proprietary or otherwise shall not affect its status as Confidential Information hereunder.

(c) Permitted Disclosures. Notwithstanding anything to contrary in this Section 10, Confidential Information may be disclosed by a Receiving Party to the extent required by law, pursuant to duly authorized subpoena, court order or government authority, provided that (a) the Receiving Party provides the Disclosing Party with prompt notice of such disclosure requirement or obligation as soon as reasonably practicable and legally permissible under applicate laws to permit Disclosing Party to seek a protective order or other remedy appropriate for protecting the Confidential Information from disclosure; and (b) the Receiving Party limits the release of the Confidential Information to the greatest extent possible under the circumstances.

11. Miscellaneous.

(a) This Agreement is one of a series of Pre-Launch Token Sale Agreements being sold by the Company from time to time. Any provision of this Agreement may be amended, waived or modified only upon the written consent of the Company and the purchasers of a majority in aggregate purchase amount paid to the Company with respect to all outstanding Pre-Launch Token Sale Agreements at the time of such amendment, waiver or modification.

(b) This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous disclosures, discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof as if set out in full herein.

(c) Any notice required or permitted by this Agreement will be deemed sufficient (i) when delivered personally or by overnight courier or sent by email to the relevant address listed on the signature page; or (ii) 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address listed on the signature page, as subsequently modified by written notice.

(d) In the event any one or more of the provisions of this Agreement is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Agreement operate or would prospectively operate to invalidate this Agreement, then and in any such event, only those such provision(s) will be deemed null and void and will not affect any other provision of this Agreement, and the remaining provisions of this Agreement will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.

(e) Both Company and Purchaser shall, and shall cause their respective affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably requested by the other party to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement, including, without limitation, to enable the Company or the transactions contemplated by this Agreement to comply with applicable laws.

(f) The Purchaser is not entitled, as a holder of this Agreement, to vote or receive dividends or be deemed the holder of shares of capital of the Company for any purpose, nor will anything contained herein be construed to confer on the Purchaser, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action or to receive notice of meetings, or to receive subscription rights or otherwise until shares have been issued upon the terms described herein.

(g) The respective rights of the parties set forth in Sections 4, 5, 6, 7 ,8, 9, 10, and 11 will survive the termination of this Agreement.

(h) This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or the formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the British Virgin Islands and shall be handled under the jurisdiction of competent British Virgin Islands courts.

(i) Each party to this Agreement acknowledges that Perkins Coie, LLP (“Perkins”), counsel to the Company, may have in the past represented and may now or in the future represent one or more Purchasers or their affiliates in matters unrelated to the transactions contemplated by this Agreement (this “Transaction”), including representation of such Purchasers or their affiliates in matters of a similar nature to this Transaction. The applicable rules of professional conduct require that Perkins inform the parties hereunder of this representation and obtain their informed consent. Perkins has served as counsel to the Company and has negotiated the terms of this Transaction solely on behalf of the Company. The Company and each Purchaser hereby (a) acknowledge that they have had an opportunity to ask for and have obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation; (b) acknowledge that with respect to this Transaction, Perkins has represented solely the Company, and not any Purchaser or any shareholder, director or employee of the Company or any Purchaser; and (c) gives its informed consent to Perkins’ representation of the Company in this Transaction despite any possible representation of the Purchaser(s) in other matters as described above.

(j) Neither party may use or disclose the other party’s name (directly or indirectly, explicitly or implicitly) in any manner that indicates or suggests that there is or has been a relationship between the parties except with the affected party’s specific prior written consent.

(k) This Agreement may be executed in counterparts, each of which shall be deemed an original, but which taken together shall constitute one and the same instrument. Any signature delivered by any form of electronic transmission shall be deemed an original and create a valid and binding obligation of the executing party with the same force and effect as a physically delivered signature.

(Signature page follows)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date first written above.

ROCKETFUEL BVI LTD.

By:

Name:

Title:

Address:

Email:

[SIGNATURE PAGE TO TOKEN SALE AGREEMNT]

PURCHASER:

By:

Name:

Title:

Address:

Email:

Number of Tokens Purchased:

EXHIBIT A

TOKEN PURCHASER ELIGIBILITY CRITERIA AND REPRESENTATIONS

General Requirements:

The Purchaser of the Tokens represents and warrants as follows:

1.	Purchaser has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

2.	Purchaser is (i) not a “U.S. Person” as defined in Rule 902 of Reg S (a “U.S. Person”) or is not deemed to be a U.S. Person under Rule 902(k)(2) of Reg S; (ii) is not domiciled and has their principal place of business outside the United States as defined in Reg S (the “United States”); and (iii) is not acquiring Tokens for the account or benefit of a U.S. Person.

3.	Purchaser is acquiring the Tokens in an “offshore transaction” as defined by Rule 902(h) of Reg S (i.e., the offer to sell the Tokens to Purchaser was not made to Purchaser in the United States and, at the time the transfer was completed, Purchaser was outside the United States).

4.	No “directed selling efforts” as defined in Rule 902(c) of Reg S were made in the United States (i.e., no marketing efforts were made to Purchaser in the United States) and in no event should this Agreement be construed as a prospectus, advertisement or a public offering of the Tokens in the United States. The Purchaser has not engaged and Purchaser will not engage or cause any third party to engage in any directed selling efforts (as defined in Reg S) in the United States with respect to the Tokens (or an interest in the Tokens or hedge transaction associated with the Tokens).

5.	Purchaser agrees to resell the Tokens only in accordance with the provisions of Reg S, pursuant to registration under the U.S. Securities Act, or pursuant to an available exemption from registration, and agrees that Purchaser shall not engage in hedging transactions with regard to the Tokens unless in compliance with the U.S. Securities Act. Purchaser has complied and will comply with the requirements of Reg S with respect to the Tokens (or an interest in the Tokens or hedge transaction associated with the Tokens).

6.	Purchaser will (i) conduct all of its activities under this Agreement outside the United States at all times and in accordance with applicable law and in satisfaction of Reg S; and (ii) ensure that any transaction involving a Token in which it is a party is an offshore transaction.

7.	Purchaser acknowledges and is aware that (i) the Company is not registered or licensed with any national, federal or state regulatory as an investment adviser, broker-dealer, or other form of entity regulated by a financial services regulator and accordingly Purchaser will not be afforded the full set of protections provided to the clients of such entities, including those under the U.S. Securities Act, the U.S. Securities Exchange Act of 1934, as amended, the Investment Advisers Act of 1940, as amended, and any similar national or state laws, (ii) this agreement and the Tokens have not been reviewed by, passed upon, or submitted to any securities regulatory authority or financial services regulator, and no such authority or regulator has expressed an opinion on this Agreement or the Tokens; and (ii) Tokens are not legal tender, are not backed by any government, and accounts and value balances associated with Tokens are not subject to deposit or investor protection, including protections of the U.S. Federal Deposit Insurance Corporation or the U.S. Securities Investor Protection Corporation.

8.	Purchaser has complied and will comply with the transfer restrictions set forth below.

9.	Purchaser is not part of a plan or scheme on Purchaser’s part, or any of Purchasers’ affiliates or any person acting on Purchaser’s or Purchaser’s affiliates’ behalf to evade the registration requirements under the U.S. Securities Act.

Requirements for Tokens received for Purchaser’s Own Account or by Subsequent Transferees:

The following shall be non-exclusive eligibility requirements for the receipt of Tokens, and Purchaser represents and warrants with respect to such Tokens as follows:

1.	Purchaser has such knowledge and experience in financial and business matters such that Purchaser is capable of evaluating the merits and risks of the receipt of Tokens and by reason of Purchaser’s own business and financial experience has the capacity to protect its own interests regarding this Agreement and receipt of Tokens thereunder.

2.	Purchaser has the ability to bear the economic risk of their purchase or investment associated with Tokens, and Purchaser can hold the Tokens indefinitely and could afford a complete loss on the Tokens.

3.	Purchaser has obtained and reviewed all information about the Company and Tokens that Purchaser desires and which Purchaser feels is necessary to enable him to recognize and evaluate the merits and risks of their purchase or investment associated with the Tokens.

4.	Tokens are being acquired and will be held by Purchaser for personal investment or use, Purchaser is not a “distributor” (as such term is defined in Reg S) or a “dealer” (as such term is defined in the U.S. Securities Act), and Purchaser has no present intention of distributing the Tokens or any interest therein to others.

Transfer Restrictions:

Purchaser further represents and warrants as follows:

1.	Purchaser acknowledges and is aware that in order to comply with Reg S as promulgated under the U.S. Securities Act, and other regulations, transfer of Tokens to U.S. Persons and persons of other jurisdictions are limited. In particular, pursuant to 17 C.F.R. § 230.903(3)(iii)(B)(2), the Purchaser agrees to resell the Tokens only in accordance with the provisions of Reg S, pursuant to registration under the U.S. Securities Act, or pursuant to an available exemption from registration, and agrees not to engage in hedging transactions with regard to the Tokens unless in compliance with the U.S. Securities Act. In addition, Purchaser’s Tokens may not be used, assigned, sold, traded, exchanged or otherwise transferred to any person in a restricted jurisdiction until such jurisdiction is no longer restricted. Additional transfer restrictions may continue to apply to Purchaser’s Tokens based on certain regulatory treatment in certain jurisdictions.

2.	Purchaser acknowledges and is aware that there are substantial restrictions on the use and transferability of Tokens, and there will be no public market for the Tokens for U.S. Persons. The Tokens will not be registered under the U.S. Securities Act, or qualified under the securities law of any state in the United States and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the U.S. Securities Act. This means that Purchaser and any other holders of Tokens may not transfer Tokens to any U.S. Person without registration or an exemption from registration under the U.S. Securities Act.

3.	Purchaser has been advised and fully comprehends that the Tokens are being treated by the Company in a manner consistent with securities under the U.S. Securities Act and that Purchaser acknowledges and agrees that Purchaser must treat the Tokens in the same manner for the foreseeable future and not take actions inconsistent with such treatment, and advise any subsequent transferee of the same, and that the Company is entering into this agreement in material reliance on Purchaser’s representations, warranties and covenants set out in this Agreement.

4.	Purchaser acknowledges and agrees that (i) the transfer restrictions applicable to Tokens set forth herein are binding upon subsequent transferees, except for transferees pursuant to an effective registration statement under the U.S. Securities Act, and that Purchaser shall inform any subsequent transferee of the transfer restrictions applicable to Tokens set forth in this Agreement and the rights and obligations applicable to a holder of the Token and the Company; (ii) any person to whom a subsequent transferee transfers will, in turn, be subject to applicable re-transfer restrictions depending upon the manner of any such transfer and therefore Purchaser will require each transferee to inform subsequent transferees of the transfer restrictions applicable to Tokens and require such subsequent transferees to do the same; and (iii) transfer restrictions applicable to Tokens are also applicable to interest in the Tokens or a hedge transaction associated with the Tokens and all references within this Agreement to transfer restrictions shall be construed accordingly.

5.	Purchaser shall not offer, sell, resell, pledge, hypothecate, transfer or otherwise dispose of any part or all of the Tokens (or an interest in the Tokens or hedge transaction associated with the Tokens) in the United States to or for the account or benefit of a U.S. Person except (i)(A) in an offshore transaction under Reg S (including, at a minimum, during the applicable distribution compliance period required under Category 3 of Rule 903 thereof), (B) pursuant to another available exemption from the registration requirements of the U.S. Securities Act, or (C) pursuant to an effective registration statement or its equivalent under the U.S. Securities Act that covers the Tokens; and (ii) in accordance with all applicable securities laws of the United States.

6.	Purchaser acknowledges and is aware that the Company shall refuse to permit any transfer of Tokens not made in accordance with the provisions of Reg S, pursuant to registration under the U.S. Securities Act or pursuant to an available exemption from registration, and that any transfer made in violation of the provisions applicable to transfer in this Agreement will be null and void and Company will not recognize any such attempted transfer.

7.	Purchaser acknowledges that prior to the expiration of the applicable distribution compliance period required under Category 3 of Rule 903 of Reg S, Purchaser and any other subsequent transferee of the Tokens may be required to provide to the Company or its agents certifications and other documentation relating to the non-U.S. Person status of any such transferee, and Purchaser agrees to so inform such transferee prior to any such proposed transfer.

8.	The Company shall not register the transfer of any Tokens in violation of the restrictions set forth herein, and the Tokens will be deemed to bear the legend set forth below (in addition to any other legend required by U.S. or non-U.S. federal or state securities laws that may be applicable to the Tokens or provided in any other agreement with the Company):

THIS OFFER AND SALE OF TOKENS HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY U.S. STATES AND THIS INSTRUMENT HAS BEEN ACQUIRED OUTSIDE THE UNITED STATES. THE TOKENS ARE RESTRICTED SECURITIES AND MAY NOT BE OFFERED, SOLD, RESOLD OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR FOR THE ACCOUNT OR BENEFIT OF U.S. PERSONS (AS DEFINED IN RULE 902 OF REGULATION S UNDER THE U.S. SECURITIES ACT) DURING THE APPLICABLE DISTRIBUTION COMPLIANCE PERIOD WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE U.S. SECURITIES ACT. WARRANTS ASSOCIATED WITH THE TOKENS (IF ANY), AND ANY INSTRUMENT THAT MAY BE ISSUED UNDER SUCH WARRANTS, HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT AND MAY NOT BE EXERCISED BY OR ON BEHALF OF ANY U.S. PERSON UNLESS REGISTERED UNDER THE U.S. SECURITIES ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE AND COMPLIED WITH TO THE SATISFACTION OF THE COMPANY. HEDGING TRANSACTIONS WITH REGARD TO THE TOKENS SHALL ALSO BE PROHIBITED UNLESS IN COMPLIANCE WITH THE U.S. SECURITIES ACT. THIS INSTRUMENT HAS NOT BEEN APPROVED FOR TRADING BY THE U.S. COMMODITY FUTURES TRADING COMMISSION UNDER THE U.S. COMMODITY EXCHANGE ACT OF 1936, AS AMENDED.

BY ITS ACQUISITION HEREOF, THE HOLDER (I) REPRESENTS THAT IT IS NOT A U.S. PERSON AND IS ACQUIRING THE TOKEN IN AN OFFSHORE TRANSACTION, (II) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THE TOKEN EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT, (B) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S OR (C) PURSUANT TO ANY OTHER EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT (IF AVAILABLE), AND (III) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THE TOKEN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE U.S. SECURITIES ACT.

CONSISTENT WITH THE COMPANY’S TREATMENT OF THE TOKEN AS A SECURITY UNDER THE U.S. SECURITIES ACT FOR THE FORESEEABLE FUTURE THIS LEGEND HAS BEEN INCLUDED TO COMPLY WITH REGULATION S. IT SHOULD NOT OTHERWISE BE CONSTRUED AS OR RELIED UPON AS AN ACKNOWLEDGMENT BY THE COMPANY OF THE LEGAL OR REGULATORY CHARACTERIZATION OF THE TOKEN UNDER APPLICABLE LAWS.

Other Representations:

Purchaser further represents and warrants as follows:

1.	The Purchaser has been advised that this Agreement has not been approved for trading by the CFTC. The Purchaser represents that it is not purchasing this Agreement on the basis that it is a contract of sale of a commodity for future delivery (or option on such a contract), a swap or any other instrument subject to the CEA.

2.	The Purchaser understands that the Company is not licensed as a money transmitter (“MT”) or a money services business (“MSB”). If the Company was deemed to be an MT and/or MSB, it would be subject to significant additional regulation. This could lead to significant changes with respect to the Network, how the Tokens are structured, how they are purchased and sold, and other issues, and would greatly increase the Company’s costs in creating and facilitating transactions in the Tokens. It could lead to the termination of the Tokens. Further, a regulator could take action against the Company if it views the Tokens and the Network as a violation of existing law. Any of these outcomes would negatively affect the value of the Tokens and/or could cause the Company to cease operations.

3.	The Purchaser understands that the Tokens are non-refundable and cannot be exchanged for cash (or its equivalent value in any other virtual currency) or any payment obligation from the Company or any Affiliates.

4.	The Purchaser is not registered with the U.S. Securities and Exchange Commission as a broker-dealer, alternative trading system or exchange, and is not a member of the U.S. Financial Industry Regulatory Authority (“FINRA”) nor is required to be registered with the U.S. Securities and Exchange Commission or is subject to the rules of FINRA.

5.	Purchaser and their Affiliates shall comply at all times with all laws, statutes and regulations relating to anti-money laundering, countering the financing of terrorism, sanctions, anti-bribery and anti-corruption under all laws applicable to it or them (as the case may be).

6.	Purchaser has read and understands the risk factors attached hereto as Exhibit B of the Agreement (the “Risk Factors”).

7.	The Purchaser has not relied on any representations or warranties made by the Company outside of this Agreement, including, but not limited to, conversations of any kind, whether through oral or electronic communication. The Purchaser represents that it has adequate information on which to base its decision to purchase Tokens through this Agreement. The Purchaser acknowledges that such potential changes may be significant and understands that the Token Documents and Terms of Use shall be determined by the Company in its sole and absolute discretion and will be binding on the Purchaser regardless of the extent, nature or impact of such changes.

8.	The Purchaser understands that no federal or state agency or any other governmental authority has passed on or made any recommendation or endorsement of this Agreement or the Tokens or the fairness or suitability of this investment, nor has any governmental authority passed upon or endorsed the merits of this offering. The Purchaser understands that the Company is not subject to supervision or regulation by any governmental or regulatory authority in the BVI or elsewhere.

9.	The Purchaser’s entry into this Agreement complies with applicable laws and regulations in the Purchaser’s jurisdiction.

10.	The Purchaser understands and acknowledges that title to, and risk of loss of, Tokens it receives from the Company passes from the Company to Purchaser in the British Virgin Islands.

11.	The Purchaser understands that the Purchaser bears sole responsibility for any tax obligations of the Purchaser as a result of the matters and transactions that are the subject of this Agreement, and any future acquisition, ownership, use, sale or other disposition of Tokens held by the Purchaser. To the extent permitted by law, the Purchaser agrees to indemnify, defend and hold the Company or any of its affiliates, employees or agents (including developers, auditors, contractors or founders) harmless for any claim, liability, assessment or penalty with respect to any taxes (other than any net income taxes of the Company that result from the delivery of Tokens to the Purchaser pursuant to this Agreement) associated with or arising from the Purchaser’s purchase of Tokens hereunder, or the use or ownership of Tokens.

12.	Unless the Purchaser is an accredited investor within the meaning of Rule 501 under the U.S. Securities Act, the Purchaser is not a resident of and is not domiciled in, any Disqualified Jurisdiction or purchasing the Tokens from a location in any Disqualified Jurisdiction, and the Purchaser is not a natural person who is a resident of, or physically located in, the British Virgin Islands.

13.	The Purchaser is not a “Prohibited Person”, meaning that the Purchaser is not (i) a citizen or resident of a geographic area in which use of cryptographic tokens is prohibited by applicable law, decree, regulation, treaty, or administrative act; (ii) a citizen or resident of, or located in, a geographic area that is subject to U.S. or other applicable sanctions or embargoes; or (iii) an individual, or an individual employed by or associated with an entity, that is identified on the U.S. Department of Commerce’s Denied Persons or Entity List, or the U.S. Department of Treasury’s Specially Designated Nationals or Blocked Persons Lists, or the U.S. Department of State’s Debarred Parties List or the sanctions lists adopted by the United Nations and the European Union to such extent such sanctions are extended by the UK Government to its Overseas Territories, as such lists may be amended from time to time; or (iv) a person who acts, directly or indirectly, for a senior foreign political figure, any member of a senior foreign political figure’s immediate family or any close associate of a senior foreign political figure, unless the Company, after being specifically notified by the Purchaser in writing that it is such a person, conducts further due diligence, and determines that the purchase is permitted. If Purchaser’s country of residence or other circumstances change such that the above representations are no longer accurate, the Purchaser will immediately notify the Company. To the knowledge of the Purchaser, (i) no person or entity that controls, is controlled by or under common control with, the Purchaser is a Prohibited Person, and (ii) no person having any direct or indirect beneficial interest in the Purchaser is a Prohibited Person.

14.	The Purchaser will not use the Tokens in connection with any activity that violates applicable laws in any relevant jurisdiction, including, but not limited to, use of the Tokens in connection with transactions that violate U.S. federal or state securities or commodity laws.

15.	By agreeing to this Agreement, the Purchaser consents to the disclosure by or on behalf of the Company of any information about the Purchaser to regulators and others upon request in connection with money laundering and similar matters, both in the British Virgin Islands and in other jurisdictions.

16.	The funds, including any fiat currency, virtual currency or other cryptographic token, that Purchaser uses to purchase Tokens are not derived from or related to any unlawful activities, including but not limited to money laundering or terrorist financing, and Purchaser will not use Tokens to finance, engage in, or otherwise support any unlawful activities. All payments by Purchaser under this Agreement will be made only in Purchaser’s name, from a digital wallet or bank account held in Purchaser’s name and under Purchaser’s control, and not located in a country or territory that has been designated as a “non-cooperative country or territory” by the Financial Action Task Force, and is not a “foreign shell bank” within the meaning of the U.S. Bank Secrecy Act (31 U.S.C. § 5311 et seq.), as amended, and the regulations promulgated thereunder by the Financial Crimes Enforcement Network, as such regulations may be amended from time to time.

17.	The Purchaser is responsible for implementing reasonable measures for securing Purchaser’s wallet, vault or other storage mechanism used to receive and hold Tokens purchased under this Agreement, including any requisite private key(s) or other credentials necessary to access such storage mechanism(s). If the private key(s) or other access credentials are lost, the Purchaser may lose access to the Tokens. The Company is not responsible for any such losses.

EXHIBIT B

RISK FACTORS

A purchase of the Tokens involves a high degree of risk. You should carefully consider the risks and uncertainties described below before deciding to purchase the Tokens. The occurrence of any of the following risks could result in you losing all or part of your Purchase Amount.

Business Risks

Risks Associated to the Structure of Pre-Launch Token Sale Agreements

An investment in a Pre-Launch Token Sale Agreement involves a significant amount of risk and is suitable only for sophisticated Purchasers: (i) of substantial means who have no immediate need for liquidity in the amount invested; (ii) for whom such investment does not constitute a complete investment program; (iii) that fully understand, and are willing to assume and have the financial resources necessary to withstand, the risks involved in investing in a Pre-Launch Token Sale Agreement; and (iv) that can bear the potential loss of all of their investment in a Pre-Launch Token Sale Agreement. There is no assurance as to whether an investment in a Pre-Launch Token Sale Agreement will be profitable. Any Investment made in a Pre-Launch Token Sale Agreement may result in a loss of all or part of a Purchaser’s Investment.

This investment is extremely risky and is not an appropriate investment for every Purchaser eligible to participate. The Company does not warrant the offering’s suitability for any particular Purchaser. The Company is in the earliest stages of planning and developing its products. Consequently, many details about the Company’s products, development strategy, and business model are not known, are uncertain, and are subject to change, with or without notice to you. Each Purchaser should review these Risk Factors, the Pre-Launch Token Sale Agreement and any other information provided to Purchasers as part of this offering (collectively, the “Offering Materials”) carefully; however, many details in the Offering Materials may change, and in some circumstances, quite significantly. Potential Purchasers should not participate in the offering unless they are able to bear a total and complete loss of their investment. Purchasers should ask the Company questions about the offering and should not participate in the offering until they have received answers that are satisfactory to them. Potential Purchasers should seek out independent accounting, financial, legal, and tax advice before participating in the offering.

Until a potential Purchaser’s Pre-Launch Token Sale Agreement has been accepted by the Company, potential Purchasers are under no obligation to participate in the offering. Because the Tokens and Network are still in development, many of the terms associated with them may change, and additional terms may apply. There is no guarantee that the Tokens or Network will develop as planned. Purchasers who are considering executing a Pre-Launch Token Sale Agreement should not rely on the terms for the Tokens or the Network described in the Offering Materials as being a promise or guarantee.

Risks Related to Management

The Company has little to no performance or operational record with cryptoassets, and the Company is in the earliest stages of planning and developing its products. Consequently, many details about the Company’s products, development strategy, and business model are not known, are uncertain, and are subject to change. By participating in the offering, Purchasers are relying completely on management and key employees for the successful development and operation of the Tokens and Network.

In addition, the Company operates at the conjunction of several highly competitive industries, including software development and cryptoassets, and its ability to compete in these industries, and to scale its operations to the extent necessary, depends upon its ability to attract, motivate, train, and retain highly qualified managerial and development personnel. Competition for skilled personnel is intense and the turnover rate can be high, which may limit the Company’s ability to hire and retain highly qualified personnel on acceptable terms or at all. The Company also anticipates that its employees will be employed on an at-will basis, which means that any of its employees could leave its employment at any time, with or without notice. To induce valuable employees to remain at the Company, the Company may opt to use Tokens as a form of compensation or bonus; however, the value of the Tokens may fluctuate significantly due to factors that are within or beyond the Company’s control and which are described further in these Risk Factors. For these and other reasons, valuable employees may leave the Company due to more lucrative offers from other companies. In addition, the Company does not maintain “key man” insurance policies on the lives of its management or its other employees. The loss of the services of any of members of its management or other key employees or the Company’s inability to find suitable replacements, or to recruit a sufficient number of qualified personnel to scale its operations, due to the foregoing factors or any other factors, could result in delays in development of the Network, harm the Network, and adversely affect the future value and utility of any Tokens Purchasers hold.

Risks Relating to the Further Development and Acceptance of Blockchain Technology and Cryptographic Tokens

The growth of the blockchain industry in general and cryptographic tokens in particular is subject to a high degree of uncertainty. The factors affecting the foregoing include, without limitation:

● Worldwide growth in the adoption and use of blockchain technologies and cryptographic tokens;

● Government and quasi-government regulation of blockchain technologies and cryptographic tokens;

● The availability and popularity of other forms or methods of buying and selling goods and services, or trading assets, including new means of using fiat currencies;

● General economic conditions; and

● A decline in the popularity or acceptance of cryptographic tokens.

The slowing or stopping of the development, general acceptance and adoption and usage of blockchain technologies and cryptographic tokens may deter or delay the acceptance and adoption of the Network and the Tokens.

Risks Associated with the Development and Launch of the Tokens

The Tokens have not yet been developed and their development will require significant capital, the expertise of the Company’s management and substantial time and effort by skilled developers and other parties. The Company may not retain the services of developers with the technical skills and expertise needed to successfully develop the Tokens and progress the Tokens to a successful launch. In addition, even if the Tokens are successfully developed and launched, there can be no assurance that the Tokens will function as intended or that the Tokens will be useful long-term on the Application. Changes to the features and specifications of the Tokens and the Company’s plans to distribute the Tokens (including the total Token supply, the initial circulating Token Supply and initial Token allocations to various parties) may be made for any number of reasons. There can be no assurance that the Network will function as currently planned or that the Tokens will be launched according to the Company’s current plans.

The Company plans to incorporate various technology solutions into the Application at the same time it introduces the Tokens into the Network. Some or all of these technology solutions may be new and/or relatively untested. There is significant risk to building and implementing such new technologies that may have never been used, or that are being used in different ways. There is no guarantee that such technologies will operate as intended or will be launched according to the Company’s current plans.

Additionally, the Company may change its plans for issuing the Tokens for a variety of reasons, including a change in business plan, technological challenges, lack of perceived demand, or other reasons. Finally, if the Company ceases operations, agrees to assign its assets and liabilities to a third party for the benefit of creditors in the case of insolvency, or engages in a liquidation or winding up, it may never issue the Tokens.

Risks Associated with a Lack of Interest in the Tokens

It is possible that the Tokens will not be used by a large number of individuals, companies and other entities and/or that there will be limited public interest in the creation and development of blockchain-based products, services and ecosystems (such as the Application or Tokens) more generally or applications to be used on or in connection with the Network, such as the Application. Such a lack of use or interest could negatively affect the development and use of the Application and the potential utility of the Tokens.

Technical Risks Associated with the Network

The Network may include coding errors or otherwise not function as intended, which may negatively affect the Network generally, the Application specifically, and the functionality of the Tokens. Upgrades to the Network after it launches, a hard fork in the Blockchain or a change in how transactions are confirmed on the Blockchain may have unintended adverse effects on the Tokens. As a result, any such coding errors or unintended functionalities in the Network and their corresponding effect on the Tokens may remain unresolved.

Risk that Technology is Superseded or Replicated

There can be no assurance that the Blockchain and related technology being proposed to underpin the use of the Tokens on the Network will not be supplanted by competing protocols that improve upon, or fully replace, the Blockchain. It is not known whether the Blockchain on which the Tokens are built will become the predominant protocol adopted globally by the industry. If the Blockchain is surpassed or superseded, usage of the Tokens and adoption may decline. The source code on which the Token is based may be available as open-source, meaning that anyone can copy and disseminate the Tokens’ source code either in the same form or with modifications as a “fork.”

Risk of Competing Ecosystems

It is possible that alternative ecosystems could be established that utilize the same open source code and protocol underlying the Blockchain and attempt to facilitate services that are materially similar to those provided by the Blockchain. The Blockchain may compete with these alternatives, which could negatively impact the Tokens, including the utility of the Tokens.

Risk of Migration to New Blockchain and/or Token

It is possible that the Company may in the future allow or require users of the Network to migrate their Tokens to another blockchain and/or upgrade their Token into a new digital asset. The Company may choose to do so for numerous reasons, including, without limitation, to address regulatory requirements, due to technological constraints, because of restrictions or failures arising from the existing blockchain, to minimize transaction costs to users, or to enable the Company to incorporate new features into the Network. There can be no assurance that the migration to a new blockchain will be successful or that the Token will retain the same features and functionality if the holder chooses not to migrate their Token to the new blockchain.

Regulatory and Legal Risks

Uncertain Regulatory Framework

The regulatory status of cryptographic tokens, digital assets and blockchain technology is unclear or unsettled in many jurisdictions. It is difficult to predict how or whether governmental authorities will regulate such technologies. It is likewise difficult to predict how or whether any governmental authority may make changes to existing laws, regulations and/or rules that will affect cryptographic tokens, digital assets, blockchain technology and its applications. Such changes could negatively affect the Tokens in various ways, including, for example, through a determination that the Tokens are regulated financial instruments that require registration or licensing of those instrument or some or all of the parties involved in the sale, purchase and delivery thereof. The Company may cease the distribution of Tokens, cease development in connection with the Network, cease use of the Network, or cease operations in a specific jurisdiction in the event that governmental authority, regulatory actions, changes to law or regulations, or other actions make such distribution, development and/or operations unlawful or commercially undesirable to obtain the necessary regulatory approval(s) to operate in such jurisdiction.

Legal and Regulatory Factors Relating to the Company’s Business Model Might Present Barriers to Success

The Tokens will operate in a new and developing legal and regulatory environment. The established body of law, regulations, and court decisions concerning blockchain technologies and smart contracts is nascent, and the law regarding cryptographic tokens is developing. As a result, it is possible that there could be legal disputes over the interpretation of smart contracts used in connection with the Network or Tokens, thus undermining the functionality of the Network and the Tokens. To the extent licenses or other authorizations are required in one or more jurisdictions in which the Company operates or will operate, there is no guarantee that the Company will be granted such licenses or authorizations. The Company may need to change its business model, and therefore modify the proposed use of the Network and the Tokens to comply with these licensing and/or registration requirements (or any other legal or regulatory requirements) in order to avoid violating applicable laws or regulations or because of the cost of such compliance.

Risks of Government and Private Actions

The market for cryptographic tokens and blockchain technologies is new, and may be subject to heightened oversight and scrutiny, including investigations or enforcement actions. There can be no assurance that governmental authorities will not examine the operations of the Company, or enact regulations or pursue enforcement actions against the Company, which may result in curtailment of, or inability to operate, the Application or Tokens as intended, or judgments, settlements, fines or penalties against the Company. In addition, non-governmental parties may bring private legal actions against the Company, either individually or as a class, which may result in curtailment of, or inability to operate, the Application or Tokens as intended, or judgments, settlements, fines or penalties against the Company.

Risks Associated with Intellectual Property Matters

The Company does not currently hold any issued patents and, thus, would not be entitled to exclude or prevent other entities from replicating its technology, methods and processes. While the Company enters into confidentiality and invention assignment agreements with its developers, no assurance can be given that these agreements will be effective in controlling access to the Company’s proprietary information and trade secrets. The confidentiality agreements on which the Company relies to protect certain technologies may be breached, may not be adequate to protect its confidential information, trade secrets and proprietary technologies and may not provide an adequate remedy in the event of unauthorized use or disclosure of its confidential information, trade secrets or proprietary technology. Further, these agreements do not prevent the Company’s competitors or others from independently developing technology that is substantially equivalent or superior to their technology. In addition, others may independently discover the Company’s trade secrets and confidential information, and in such cases, the Company likely would not be able to assert any trade secret rights against such parties.

Although the Company does not believe that the technology, processes and methods relating to the Application or Tokens have been patented by any third party, it is possible that patents have been issued to third parties that cover all or a portion of the Application or Tokens. Patent holders or other intellectual property owners may assert that the Company’s methods or practices infringe, misappropriate or otherwise violate their intellectual property or other proprietary rights. Any such claims, regardless of merit, could result in substantial expenses, divert the attention of management or materially disrupt the operation of the Application or Tokens, including through awarded injunctive relief.

Other Risks

Risks of Losing Access to the Tokens

When delivered, the Tokens received by you may be held in a digital wallet or vault, which requires a private key or a combination of private keys for access. Accordingly, loss of the private key(s) associated with your digital wallet or vault storing the Tokens will result in the loss of such Tokens. Moreover, any third party that gains access to such private key(s), including by gaining access to login credentials of a hosted wallet or vault service you use, may be able to misappropriate your Tokens. The Company is not responsible for any such losses.

In addition, any errors or malfunctions caused by or otherwise related to the digital wallet or vault you choose to receive and store Tokens, including your own failure to properly maintain or use such digital wallet or vault, may also result in the loss of your Tokens. Additionally, your failure to follow precisely the procedures set forth for buying and receiving Tokens, may also result in the loss of your Tokens.

Risks Associated with the Blockchain Protocol

Because the Tokens and the Network are based on the Blockchain’s protocol, any malfunction, breakdown or abandonment of the Blockchain protocol may have a material adverse effect on the Tokens or the Network. Moreover, advances in cryptography, or technical advances such as the development of quantum computing, could present risks to the Tokens and the Network, including the utility of the Tokens, by rendering ineffective the cryptographic consensus mechanism that underpins the Blockchain’s protocol.

Risks of Hacking and Security Weakness

The Tokens may be subject to expropriation and/or theft. Hackers or other malicious groups or organizations may attempt to interfere with the Network or with the Tokens in a variety of ways, including but not limited to malware attacks, denial of service attacks, consensus-based attacks, Sybil attacks, smurfing and spoofing. Furthermore, because the Tokens may be released as open-source software, hackers or other individuals may uncover and exploit intentional or unintentional bugs or weaknesses in Tokens which may negatively affect the Network and the Tokens, including the utility of the Tokens. Hackers or other malicious groups of organizations may also attempt to get access to private keys or other access credentials of any wallet, vault, or other storage mechanism used to receive and hold the Tokens which would result in the loss of your Tokens or the loss of your ability to access or control your Tokens.

Risks of Uninsured Losses

Unlike bank accounts or accounts at some other financial institutions, the Tokens are uninsured unless you specifically obtain private insurance to insure them. Thus, in the event of loss or loss of utility value, there is no public insurer, such as the Federal Deposit Insurance Corporation, or private insurance arranged by the Company, to offer recourse to you.

Risks Associated with The Sale and Purchase of the Tokens

The Tokens are intended to be used by users of the Application. The Tokens are not investment products. There should be no expectation of future profit or gain from the purchase or sale of the Tokens. The Tokens do not represent (i) any equity or other ownership interest in the Company, (ii) any rights to dividends or other distribution rights from the Company, or (iii) any governance rights in the Company or Tokens.

Public policy towards selling cryptographic tokens is evolving, and it is conceivable that regulators may in the future seek to broaden the scope of regulation applicable to the sale of cryptographic tokens. If the offer and sale of the Tokens becomes subject to registration, prospectus or licensing requirements in a particular jurisdiction, the Company may be found liable if it has not complied with the applicable registration, prospectus or licensing requirements, and the market for the Tokens may be adversely affected. There are also other risks of participating in any purchase of cryptographic tokens, including volatility in cryptographic token markets, the possibility of increasing regulation of cryptographic token exchange, the potential for a post facto government investigation of a sale of cryptographic tokens, among other risks.

Risk of Price Volatility

The prices of cryptographic tokens have historically been subject to dramatic fluctuations and are highly volatile, and the market price of the Tokens may also be highly volatile. Several factors may influence the market price of the Tokens, including, but not limited to:

● Global supply of cryptographic tokens, both with respect to the number of different cryptographic tokens and the supply of each individual cryptographic token;

● Global demand for cryptographic tokens, which can be influenced by the growth of acceptance of cryptographic tokens as payment for goods and services, the security of online cryptographic token exchanges and digital wallets that hold cryptographic tokens, the perception that the use and holding of cryptographic tokens is safe and secure, and the regulatory restrictions on their use;

● Changes in software, software requirements or hardware requirements underlying blockchain technologies;

● Fiat currency withdrawal and deposit policies of cryptographic token exchanges on which cryptographic tokens may be traded and liquidity on such exchanges;

● Interruptions in service from or failures of major cryptographic token exchanges;

● Investment and trading activities of large investors, including private and registered funds, that may directly or indirectly invest in cryptographic tokens;

● Monetary policies of governments, trade restrictions, currency devaluations and revaluations; and

● Regulatory measures, if any, that affect the use of cryptographic tokens.

A decrease in the price of a single cryptographic token may cause volatility in the entire cryptographic token industry and may affect other cryptographic tokens, including the Tokens. For example, a security breach that affects investor or user confidence in Bitcoin or Ethereum may affect the industry as a whole and may also cause the price of the Tokens and other cryptographic tokens to fluctuate.

The volatility and unpredictability of the price of cryptoassets, including the Tokens, relative to fiat and other currency may result in significant loss over a short period of time. In addition, the value of the Tokens may be derived from the continued willingness of market participants to exchange fiat and other currency for the Tokens, which may result in the potential for permanent and total loss of value of the Tokens should the market for them disappear.

In the absence of such pricing, the price of the Tokens may be limited to what a buyer is willing to pay in a privately negotiated, arms-length transaction. The Company is under no obligation to provide any Token valuations to Purchasers.

Risks Associated with the Use of Proceeds

There is no restriction on the Company’s use of the proceeds paid by the Purchaser except as set forth in the Agreement and there is no restriction on the Company’s ability to transfer those funds to, or make payments for the benefit of, its affiliates, including as compensation to the Company’s directors, officers and employees. There can be no assurance that the Company will have sufficient funds to make repayment of any Refund Amount (as defined in the Agreement) as and when required under the terms of the Agreement.

Taxation Risks

The tax characterization of the Tokens is uncertain, and you must seek your own tax advice in all jurisdictions relevant to you in connection with your purchase of the Tokens. A purchase of the Tokens may result in adverse tax consequences to you, including withholding taxes, income taxes and tax reporting requirements. It is also possible that the proceeds to the Company would be subject to significant amounts of income and/or withholding taxes. Further, the use of the Tokens as a form of currency may or may not be subject to income taxes, capital gains taxes, value added, sales or use taxes or other forms of taxes. The uncertainty in the tax treatment of the Tokens and transactions in the Tokens may expose subscribers, prospective purchasers and the Company alike to unforeseen future tax consequences associated with the purchase, ownership, sale or other use of the Tokens.

Capital Control Risks

Many jurisdictions impose strict controls on the cross-border flow of capital. Holders of the Tokens may be subject to these regulations.

Countering the Financing of Terrorism (“CFT”) and Anti-Money Laundering (“AML”) Regulations

Many countries have implemented laws and regulations to combat terrorist financing and money- laundering activities, including laws and regulations directed at controlling the flow of capital for such illicit activities. In the event that licenses, registrations or other authorizations are required under applicable CFT and/or AML regulations to operate or use the Network or Tokens, there is no guarantee that the Company will be able to successfully obtain such licenses, registrations or authorizations. In addition, any illicit use of the Tokens by bad actors could breach such regulations and seriously impact the global reputation of the Network or Tokens. In such event, it is conceivable that this could trigger scrutiny by CFT and AML regulators and potentially cause significant disruption to the distribution and circulation of the Tokens.

Unanticipated Risks

Cryptographic tokens such as the Tokens are a new and untested technology. In addition to the risks included herein there are potentially other unanticipated risks associated with the purchase, possession, and use of the Tokens. Such risks may further materialize as unanticipated variations or combinations of the risks discussed herein.

EXHIBIT C

ANTI-MONEY LAUNDERING & COUNTER FINANCING OF TERRORISM (“AML/CFT”)

ADDITIONAL REPRESENTATIONS & WARRANTIES FOR NON-U.S. PURCHASERS

The Purchaser accepts, agrees with, undertakes, represents and warrants to the Company, (with the intent that the provisions of this clause shall continue to have full force and effect until the termination of this Agreement) as follows:

1.	Verification of Identity. That the Purchaser acknowledges that, in order to comply with measures aimed at the prevention of money laundering and terrorism financing, the Company and/or any of its delegates or agents, may require verification of the identity of the Purchaser and the source of the Purchaser’s purchase monies. The Purchaser undertakes to provide: (i) such information and documentation as the Company and/or any of its delegates or agents may request to verify any information about the Purchaser in compliance with applicable anti-money laundering laws and regulations; and (ii) any further information and documentation as the Company and/or any of its delegates or agents may request from time to time to ensure ongoing compliance with applicable laws and regulations, or any other related policies, best practice guidelines and regulations as implemented by the Company at its sole discretion, from time to time. The Purchaser acknowledges that, apart from distribution of any Refund Amount, as applicable, neither the Company nor any of its delegates or agents shall be liable for any loss arising as a result of a failure to distribute Tokens to the Purchaser if such information and documentation as has been requested has not been provided by the Purchaser.

2.	Prohibited Purchasers. That the Purchaser understands and agrees that the Company prohibits the purchase of the Pre-Launch Token Sale Agreement (the “Agreement”) by any persons or entities that are acting, whether directly or indirectly: (i) in contravention of any U.S., other national, international or other money laundering regulations or conventions; or (ii) on behalf of terrorists, terrorist organizations or other high-risk entities, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization for Economic Cooperation and Development, Financial Action Task Force, U.S. Office of Foreign Assets Control, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, Financial Crimes Enforcement Network (“FinCEN”), the Office of Foreign Assets Control (“OFAC”), countries listed by Transparency International (www.transparency.org) as being vulnerable to corruption, or any country or organization, all as may be amended from time to time; (iii) for a senior foreign political figure, any member of a senior foreign political figure’s immediate family or any close associate of a senior foreign political figures; or (iv) for a foreign shell bank (each of (i) to (iv) a “Prohibited Purchaser”), in each case unless the Company, after being specifically notified by the Purchaser in writing that the Purchaser may be a Prohibited Purchaser, conducts further enhanced due diligence, and performs appropriate verification checks on the Purchaser to ensure their legitimacy and reliability, and determines that such investment shall be permitted;

3.	Purchaser is Not a Prohibited Purchaser. That the Purchaser is not a Prohibited Purchaser, that the Purchaser is not a Prohibited Purchaser in any future purchase of this Agreement, and that the Purchaser will promptly notify the Company of any change in its status or the status of any ultimate beneficial owners for whom the Purchaser is purchasing the Agreement on behalf of;

4.	Timely and Accurate Submission of Information. That any information submitted by the Purchaser to the Company for the conduct of AML/CFT checks shall be within the Company’s requested time frame, up to date, complete, truthful, and accurate as of the date of this Agreement, and shall continue to be so at any time that the Purchaser holds the Agreement;

5.	Termination. That in the event the Company determines, at its sole discretion, that any Purchaser is a Prohibited Purchaser, it may, without further reference to the Purchaser, take any action necessary to terminate the interests of the Purchaser in the Agreement under the terms of the Agreement, and the Purchaser shall have no claim against the Company for any form of damages whatsoever as a result of the same except as set forth in the Agreement;

6.	Law Enforcement Compliance. That the Company may release confidential information about the Purchaser and, if applicable and to the extent necessary, any ultimate beneficial owner(s) of the Agreement to any proper authorities in any jurisdiction, if the Company, in its sole discretion, determines that it is in the best interests of the Company in light of relevant rules and regulations concerning Prohibited Purchasers, money-laundering, terrorism financing, or any other illicit purpose;

7.	Lawfully Acquired Currency. That the Purchaser only uses fiat currency or digital currencies as lawfully acquired, to make payment for the Agreement, that such currency is not derived from or related to any unlawful activities conducted by Purchaser, including but not limited to money laundering or terrorist financing, and that the Purchaser does not acquire the Agreement to finance, engage in, or otherwise support any money-laundering, terrorism financing or other illicit purpose;

8.	Beneficial Owners. That to the extent that the Purchaser has any beneficial owners, the Purchaser reasonably believes that no beneficial owner is a Prohibited Purchaser;

9.	Sanctions. That neither the Purchaser, nor to the knowledge of the Purchaser any person having a direct or indirect beneficial interest in Purchaser or the Agreement being acquired by Purchaser, or any person for whom Purchaser is acting as agent or nominee in connection with the Agreement, is the subject of sanctions administered or enforced by any country or government (collectively, “Sanctions”) or is organized or resident in a country or territory that is the subject of country-wide or territory-wide Sanctions;

10.	AML Compliance. That the Purchaser is in full compliance with all anti-money laundering laws and regulations that are in force, and the purchase of Tokens under the Agreement by the Purchaser will not be in breach of any laws and regulations that are in force in any relevant jurisdiction;

11.	Truthful and Accurate Information. That the Purchaser, in knowledge that the Company may be relying upon its submissions acknowledgements, representations and statements contained therein without performing further verification, will completely, truthfully, and accurately comply with, perform any action, and fulfill any instructions and requests from the Company in order for the Company to comply with any anti-money laundering or customer due diligence policies, best practice guidelines and regulations as implemented by the Company at its sole discretion, from time to time;

12.	Sufficiency of Evidence. If any of the representations, warranties or covenants above cease to be true or if the Company and/or its delegates or agents no longer reasonably believes that it has satisfactory evidence as to their truth, notwithstanding any other agreement to the contrary, the Company and/or its delegates or agents may, in accordance with applicable regulations, be obligated to: (i) take certain actions relating to the Purchaser’s holding of Agreement; (ii) report such action; and (iii) disclose the Purchaser’s identity to OFAC or other authority. In the event that the Company and/or its delegates or agents is required to take any such action, the Purchaser understands and agrees that it shall have no claim against the Company and/or its delegates or agents for any form of damages as a result of any of such actions; and

13.	Mandatory Reporting. The Purchaser acknowledges and understands that if, as a result of any information or other matter which comes to his attention, any person, knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to the relevant governmental authorities.

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